Exhibit 35.1
Wachovia Corporation
301 South College Street
Charlotte, NC 28288-5578

WACHOVIA AUTO OWNER TRUST 2007-A
Officer’s Certificate of the Master Servicer
Annual Statement as to Compliance
WDS Receivables LLC
444 East Warm Springs Road
Las Vegas, Nevada 89119
Attn: Keith Ford
Wachovia Auto Owner Trust 2007-A
c/o Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890-0001
Standard & Poor’s Ratings Services
Attention: Asset Backed Surveillance Department
55 Water Street
New York, New York 10041
U.S. Bank. National Association
60 Livingston Avenue, EP-MN-WS3D
St. Paul, MN 55107-2292
Moody’s Investors Service, Inc.
ABS Monitoring Department
99 Church Street
New York, New York 10007
Pursuant to §3.11(a) of the Servicing Agreement dated as of June 1, 2007, among Wachovia Bank, National Association, as Seller and Servicer, Wachovia Auto Owner Trust 2007-A, as Issuer, and U.S. Bank, as Indenture Trustee, the undersigned officer hereby certifies that (i) a review of the activities of the Servicer from June 1, 2007 through December 31, 2007, and of its performance under this Agreement has been made under such officer’s supervision and (ii) to such officer’s knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement throughout such period.

Dated: March 28, 2008	WACHOVIA BANK, NATIONAL ASSOCIATION As Master Servicer,
/s/ William Nelson
William Nelson
Vice President